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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

VIASOURCE COMMUNICATIONS ANNOUNCES FURTHER RESTRUCTURING, INCLUDING RESIGNATION OF CHIEF EXECUTIVE OFFICER


FT. LAUDERDALE, FLORIDA AUGUST 31, 2001 - Viasource Communications, Inc. (Nasdaq: VVVV), a leading nationwide broadband technology deployment organization, today announces further details of its restructuring initiatives, including the resignation of President and Chief executive Officer, Craig Russey, effective immediately.

On the heels of their significant restructuring and reorganization initiatives of the second quarter, Viasource's Chairman, William Sprague, has announced further developments in the company's rightsizing efforts. "Effective today, Craig Russey, one of our founders and the Chief Executive and President of the company is resigning his position", said Sprague. "Mr. Russey will continue with the company as a key member of the company's board of directors and will serve on their executive committee. Craig's decision to step aside is a testimony of his belief that restructuring the company from top to bottom is the right thing to do. His leadership and vision for the Company will continue to be felt at the board level. We deeply appreciate Craig's efforts and commitment to building Viasource during his tenure of President and CEO".

The company has appointed Colin McWay, formerly Executive Vice-President of Business Operations, as the new President and Chief Operating Officer. "Colin's tenacious approach will serve the company well as he positions the company for a solid future", said Sprague. "Viasource is taking every step necessary to build an industry leader and the team here at Viasource is clearly up to the challenge", said McWay. "I look forward to working with the entire Viasource team in a proactive environment and look to Craig's continued support at the board level".

ABOUT VIASOURCE

Viasource (WWW.VIASOURCE.NET) is a leading independent enabler of advanced broadband and other wired and wireless communications technologies to residential and commercial customers in the United States. The Company provides outsourced installation, fulfillment, maintenance and support services to leading cable operators, direct broadcast satellite operators and other broadband Internet access providers, including DSL and fixed wireless companies. The Company also provides network integration and installation services to a variety of other companies. The Company's services are focused on the "last mile", defined as the segment of communications that connects the residence or commercial customer. The Company is the only provider of these services with a nationwide footprint, currently employing over 2,500 employees around the United States.


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Some of the statements in this press release, including statements regarding
Viasource's business strategy and expectations, plans for growth and business relationships, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties, which could cause Viasource's actual results to differ materially from those anticipated in such statements. Factors that could cause such results to differ include Viasource's limited operating history, competitive pricing pressures in Viasource's industry, provisions in Viasource's agreements with clients that permit cancellation on short notice and other factors discussed in Viasource's filings with the Securities and Exchange Commission ("SEC"), including the "Business Risk Factors" section of Viasource's Annual Report on Form 10-K for the fiscal year ended December 30, 2000. Viasource does not assume any obligation to update any such forward-looking statements.

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   Investor Contact: Joanne G. Verkuilen 954-678-3559; investor@viasource.net